EXHIBIT 11.1

 CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditors' Report dated December 14, 2016 relating to the balance sheets of HyGen Industries, Inc. as of June 30, 2016 and 2015, and the related statements of operations, stockholders' deficit, and cash flows for the year ended June 30, 2016 and the period from inception (August 13, 2014) to June 30, 2015, and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon

Certified Public Accountants

February 17, 2017

Newport Beach, California